Exhibit 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Fourth Quarter and Full-Year 2010 Financial Results

Rockville, Maryland, March 8, 2011 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced fourth quarter and year-end financial results for the three and twelve month periods ended December 25, 2010.

For the full year ended December 25, 2010, the Company’s net income was $0.9 million, or $0.02 per share, compared to a net loss of $18.7 million, or $0.37 per share, for the year ended December 26, 2009.

For the quarter ended December 25, 2010, the Company recorded a net loss of $6.3 million, or $0.15 per share, compared to net income of $1.1 million, or $0.02 per share, for the prior year period.

Revenue was $35.0 million in 2010, reflecting amounts recognized under the PentaStaph and NicVAX agreements with GlaxoSmithKline Biologicals S.A. (GSK). This included $13.2 million from the initial $21.5 million payment received from GSK for PentaStaph, $2.1 million from the initial $40 million payment from GSK for NicVAX, $16.0 million for the successful achievement of two PentaStaph performance milestones and $3.7 million related to our services provided under the NicVAX and PentaStaph transition services agreements with GSK. Revenue of $10.5 million in 2009 included $3.1 million recognized from the initial $21.5 million payment for PentaStaph, a $5 million PentaStaph milestone payment and $2.4 million in PentaStaph transition services revenue.

General and administrative expenses, net of an allocation of a portion of these expenses to cost of services, were $6.2 million for 2010 compared to $10.0 million in 2009. The decrease was a result of our continued efforts to reduce overall expenses. Research and development expenses were $26.1 million in 2010 compared to $16.5 million in 2009. This increase reflects the two ongoing Phase III clinical trials for NicVAX as well as manufacturing activities related to NicVAX. General and administrative as well as research and development expenses for 2011 are expected to be in line with 2010 levels.

Net cash provided by operating activities was $39.9 million for the full year 2010 compared to $6.2 million in 2009. Cash, cash equivalents and marketable securities totaled $110.7 million at the end of 2010 compared to $119.0 million at the end of 2009. The net decrease in the balance of cash, cash equivalents and marketable securities is largely due to $42.8 million that we returned to shareholders in the form of stock repurchases and $6.1 million to repurchase the remaining 2.875% convertible senior notes, offset in part by net cash provided by operating activities. During 2010, we repurchased 7.8 million shares of our common stock during 2010 for $42.3 million, or an average price of $5.45 per share. Since the inception of the stock repurchase plan in December 2007, a total of 19.9 million shares have been repurchased for a total of $87.2 million, and at December 25, 2010 a balance of $27.8 million remained available in the plan for future repurchases.

“2010 was another very productive year that included the successful closing of our NicVAX option and license agreement with GlaxoSmithKline Biologicals. We also initiated the second Phase III clinical trial of NicVAX and completed enrollment in both NicVAX Phase III clinical trials. We are looking forward to final data from the first of these trials later this year,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “While prudently managing our financial resources, we strengthened and protected our NicVAX patent portfolio, continued preparing for the potential commercialization of NicVAX and successfully completed two PentaStaph milestones.”

2010 Accomplishments

•

Closed an exclusive worldwide option and license agreement with GSK for NicVAX for a total potential consideration of more than $500 million plus significant royalties, and received a $40 million non-refundable upfront payment from GSK in March 2010.

•	Received a U.S patent for treating and preventing nicotine addiction with NicVAX and related conjugate vaccines.

•	Initiated the second Phase III NicVAX clinical trial.

•	Completed enrollment in the two Phase III clinical trials for NicVAX.

•	Accomplished two milestones associated with the 2009 sale of PentaStaph to GSK and received a total of $16 million in milestone payments.

•	Entered into a long-term commercial manufacturing agreement for drug substance integral to the production of NicVAX for the potential commercial launch of the vaccine.

•	Returned $42.3 million to shareholders through stock repurchases.

Upcoming 2011 Milestones

•	Complete the last PentaStaph milestone and receive the associated $5 million payment.

•	Expect final data in the first of the two NicVAX Phase III clinical trials in the second half of 2011.

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EST today to discuss these results.

The webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=3766430

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-356-4281 and the international call-in number is 617-597-5395. The passcode is 24178004. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 23754777. An audio replay of this call will be available through March 15, 2011. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to conduct and obtain successful results from our two Phase III clinical trials for NicVAX; GSK’s failure to exercise its option for and successfully commercialize NicVAX; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine; our ability to commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to identify an alternative partner or to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise the NicVAX option; our ability to successfully contract with and obtain manufactured NicVAX product from contract manufacturing organizations; our ability to attract, retain and motivate key employees; our ability to collect any further milestones and royalty payments under the PhosLo and PentaStaph agreements; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carry forwards. These factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 to be filed with the Securities and Exchange Commission.

Nabi Biopharmaceuticals

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 25, 2010	December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents	$53,564	$59,510
Marketable securities	54,603	59,489
Receivables	1,030	9,122
Prepaid expenses and other current assets	829	1,572

Total current assets	110,026	129,693

Marketable securities	2,500	—
Property and equipment, net	597	855
Other assets	748	769

Total assets	$113,871	$131,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$552	$1,735
Accrued expenses and other current liabilities	7,377	4,961
Deferred revenue, current portion	7,797	18,447
2.875% convertible senior notes, net	—	5,951
Current liabilities of discontinued operations	2,207	2,816

Total current liabilities	17,933	33,910
Deferred revenue	35,368	—

Total liabilities	53,301	33,910

Stockholders’ equity:
Convertible preferred stock, par value $0.10 per share; 5,000,000 shares authorized; no shares outstanding	—	—
Common stock, par value $0.10 per share; 125,000,000 shares authorized; 63,206,393 and 62,782,990 shares issued, respectively	6,321	6,278
Additional paid-in capital	370,366	365,841
Treasury stock, 20,696,277 and 12,930,460 shares, respectively, at cost	(92,567)	(50,267)
Other comprehensive loss	(3)	(20)
Accumulated deficit	(223,547)	(224,425)

Total stockholders’ equity	60,570	97,407

Total liabilities and stockholders’ equity	$113,871	$131,317

Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For The Three Months Ended		For The Twelve Months Ended
	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Revenue:
Revenue	$4,080	$10,489	$35,005	$10,489
Operating expenses:
Cost of services	1,823	1,988	3,951	1,988
General and administrative expenses	1,794	2,191	6,174	9,987
Research and development expenses	6,842	4,633	26,078	16,490

Operating loss	(6,379)	1,677	(1,198)	(17,976)
Interest income	64	48	230	368
Interest expense	(10)	(435)	(210)	(1,071)
Other income (expense), net	(6)	(180)	291	(48)

Loss from continuing operations before income taxes	(6,331)	1,110	(887)	(18,727)
Benefit from income taxes	—	—	1,765	—

Income (loss) from continuing operations	(6,331)	1,110	878	(18,727)
Income from discontinued operations, net of tax	—	—	—	—

Income from discontinued operations	—	—	—	—

Net income (loss)	$(6,331)	$1,110	$878	$(18,727)

Basic income (loss) per share:
Continuing operations	$(0.15)	$0.02	$0.02	$(0.37)
Discontinued operations	$—	$—	$—	$—

Diluted income (loss) per share:
Continuing operations	$(0.15)	$0.02	$0.02	$(0.37)
Discontinued operations	$—	$—	$—	$—

Basic weighted average shares outstanding	42,002	50,339	44,312	50,633

Diluted weighted average shares outstanding	42,002	50,339	44,440	50,633

Nabi Biopharmaceuticals

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended
	December 25, 2010	December 26, 2009
Cash flow from operating activities:
Income (loss) from continuing operations	$878	$(18,727)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	376	502
Non-cash intra-period tax allocation	—	—
Accretion of discount on convertible senior notes	99	483
Share-based compensation	3,923	2,463
Loss (gain) on repurchase of convertible senior notes	—	302
Other	(4)	4
Changes in assets and liabilities:
Receivables	8,093	(6,685)
Prepaid expenses and other assets	753	(2,713)
Accounts payable, accrued expenses and other	1,705	2,298
Deferred revenue	24,718	18,447

Net cash provided by (used in) operating activities from continuing operations	40,541	(3,626)
Net cash provided by (used in) operating activities from discontinued operations	(609)	9,843

Net cash provided by (used in) operating activities	39,932	6,217

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities	142,693	55,833
Purchases of marketable securities	(140,289)	(91,471)
Proceeds from sales of property and equipment	50	—
Capital expenditures	(154)	(4)
Other investing activities, net	—	—

Net cash provided by (used in) investing activities from continuing operations	2,300	(35,642)
Net cash provided by investing activities from discontinued operations	—	—

Net cash provided by (used in) investing activities	2,300	(35,642)

Cash flow from financing activities:
Proceeds from issuance of common stock for employee benefit plans	645	528
Purchase of common stock for treasury	(42,773)	(7,940)
Repurchase of convertible senior notes	(6,050)	(10,091)
Other financing activities, net	—	—

Net cash used in financing activities from continuing operations	(48,178)	(17,503)
Net cash used in financing activities from discontinued operations	—	—

Net cash used in financing activities	(48,178)	(17,503)

Net decrease in cash and cash equivalents	(5,946)	(46,928)
Cash and cash equivalents at beginning of year	59,510	106,438

Cash and cash equivalents at end of year	$53,564	$59,510

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